Exhibit 10.1

MASTER DISTRIBUTION AGREEMENT

THIS MASTER DISTRIBUTION AGREEMENT (“Agreement”) made this 16th day of May, 2014, by and between UV Flu Technologies, Inc., a Nevada corporation, having its principal office at 411 Main Street, Bldg. 5, Yarmouthport, MA 02675, hereinafter referred to as "Company" and Universal Consumer Electronics Systems LLC, a Massachusetts limited liability company, having its principal office at 29 Armory Road, Milford, NH 03055, hereinafter referred to as "Distributor", as follows:

1	Definitions

As used in this Agreement, the following terms have the following meanings:

.1	"Products" means the products listed on Exhibit A attached hereto.

.2	"Territory" means Worldwide.

.3	"Term" means the initial term of this Agreement plus any renewal term.

.4	“Shares” means shares of restricted common stock of the Company.

2	Appointment and Acceptance

.1	The Company hereby appoints the Distributor and the Distributor accepts such appointment, as the exclusive Distributor for the Products in the Territory on the terms and conditions hereinafter set forth. Such Products may be sold under the Company’s name or on an OEM basis. The Distributor may appoint any sub-distributors or representatives for the sale of the Products. Exclusivity shall not apply to the types of customers listed in Exhibit B.

.2	All Products purchased by or sold by Distributor from the Company during the term of this Agreement shall be purchased under and subject to the terms of this Agreement. Freight costs shall be paid by Distributor.

.3	The Company hereby appoints Michael Ross, President, as its designee with respect to all matters related to this Agreement. Distributor hereby appoints Robert Wilkins or Steven Rotman, as its designee with respect to all matters related to this Agreement. In the event of resignation, termination of employment, death or disability of either such designee, each party shall appoint a substitute designee within 30 days of such event.

.4	Subject to the terms and conditions of this Agreement, the Company grants to the Distributor a license to use the Company’s trademarks solely in connection with the Distributor’s permitted marketing of the Products; provided that such use is in accordance with such usage guidelines as the Company may make available to the Distributor from time to time, and that all uses must reference the Company as the owner of the Trademarks. The Distributor’s rights under this Paragraph 2(d) shall terminate immediately upon any expiration or termination of this Agreement. The Distributor agrees that its use of the trademarks shall not create in its favor any right, title or interest therein and acknowledges the Company’s exclusive right, title and interest in the trademarks.

3	Purchase Price of Products; Shares

.1	The Distributor's purchase price for each of the products sold at retail shall be the Company's then current applicable price for such Product, as set forth on Exhibit A. The Distributor Fee for placement of products at wholesale shall be variable, depending upon whether the Distributor primarily sourced the vendor or the Company primarily sourced the vendor as set forth on Exhibit A.

.2	The Company may change the current applicable prices at any time effective upon a minimum of 120 days prior written notice to the Distributor.

.3	If any taxes must be paid by the Company or if the Company is liable for the collection of such tax, the amount thereof shall be paid by the Company. The Distributor shall pay and collect all taxes related to sales to its customers.

.4	The Company at its option may offer to sell to the Distributor non-standard or modified products at a reasonable price quoted by the Company

.5	The Company shall pay Distributor 3,000,000 Shares upon the date hereof or promptly thereafter.

.6	The Company may authorize Distributor to sell Products under any other name owned by Distributor or licensed to Distributor on an OEM basis, it being understood that such brand name shall be not be owned by the Company. In such event, Distributor represents and warrants the branding with respect to the Products offered for sale and sold shall comply with FDA regulations and procedures.

4	Direct Sales; Financing; FDA Clearance

.1	The Company reserves shall not sell directly to any customer in the Territory, and shall sell inventory only through Distributor.

.2	Distributor shall be responsible for arranging for financing for the purchase of the units from the factory, exporting and importing the Units to the destination, marketing, sales and distribution of the Products.

.3	Distributor shall not take any action which would cause the clearance from the United States Food and Drug Administration to be revoked or rescinded. The Company shall not permit Distributor to change any factory in which the Products are produced without the Company’s prior written consent.

.4	The Company shall cooperate with Distributor with respect to obtaining appropriate regulatory clearances from jurisdictions in the Territory.

5	Terms of Payment

.1	Terms of payment shall be net 45. The terms of payment may be changed at any time by the Company upon written notice of such change to the Distributor.

.2	The terms of all sales and other agreements between the Distributor and its customers are Distributor's exclusive responsibility, and shall have no effect upon the Distributor's duty to make payment to the Company hereunder.

6	Orders and Acceptance

.1	All Products shipped out of the factory to be exported shall be considered sold as of the date of shipment hereunder and shall be submitted by the Distributor to the Company are subject to acceptance by the Company at the principal office. All orders accepted by the Company shall be subject to delays, failure to deliver, or cancellation due to strikes, fires, the elements, force majeure, causes beyond its control, or any other causes which may affect the Company in its manufacture or shipment of the Products. The Company shall notify the Distributor if any order, or any portion of any order, cannot be filled, or of any delays in delivery.

.2	A purchase order will be considered accepted by the Company when an approved order acknowledgment is presented by the Company to the Distributor or when the purchase order is filled. Acceptance of any purchase order submitted by the Distributor, whether submitted in hard copy or electronically, is subject to all the terms and conditions of this Agreement supplemented by the Company's standard Term and Conditions of Sales. The terms of this Agreement shall control in case of any inconsistency between the Agreement and the Company's Terms and Conditions of Sale. No other terms or conditions of any kind shall apply to any transaction between the parties.

.3	All purchase orders shall be accompanied by the customer’s name and shipping address before the purchase order will be accepted by the Company.

7	Returns

.1	Products may not be returned by the Distributor.

8	Conduct of Business

.1	Distributor shall maintain a sales office and shall use commercially reasonable efforts and devote such time as may be reasonably necessary to sell and promote the sale of the Products within the Territory. Distributor shall develop at its expense all marketing materials. Distributor agrees to submit for Company's approval any and all printed, audio and/or video-recorded materials, including, but not limited to, any printed text, pictures, or videotaped footage, that contain the Licensed Product or Company's name, photograph, voice recording, videotaped image and or likeness, signature or biographical information, any statements, opinions and comments regarding Company or the Products (collectively referred to as ''Materials''). Distributor shall submit all Materials to Company for approval prior to dissemination of any Materials. Company's approval must be made in writing stating that the Materials have been reviewed and approved, if such is the case. If Company does not object to said Materials, in writing, two (2) business days, they shall be deemed to have approved the use of said Materials. Company's approval shall not be unreasonably withheld. Approval for one use shall be deemed approval for all.

.2	Distributor will conduct all of its business in its own name and in such manner it may see fit. Other than as expressly set forth herein, Distributor will pay all expenses and shall be responsible for the expenses of its employees. The parties shall maintain separate websites, and the Company’s official website shall include a link to the Distributor’s website.

.3	The Distributor is and shall act as an independent contractor. The Distributor, its agents and employees are not the representatives of the Company for any purpose, and they have no power to represent, act for, bind or otherwise create or assume any obligation on behalf of the Company for any purpose whatsoever.

.4	The Distributor and the Company shall determine together which trade shows require the attendance of the Distributor, the Company, or both. Any customer or prospective customer generated from any trade show in the Territory shall be referred to the Distributor only. The parties will share equally in the costs of booth rental space, advertising, and related purchases and rentals for participation in the trade shows.

.5	The Designees shall meet quarterly to discuss business operations, plans, budgets, and prospects, with each year alternating as to location of the meeting.

.6	Each of the parties shall maintain accurate and complete records relating to its activities under the Agreement sufficient for the other party to determine compliance with the provisions of the Agreement, and shall retain such records for a period of three years after the calendar year in which such activities related. Each of the parties shall have the right (not more than once per calendar year), on its own or using an independent auditor or agent, upon ten (10) days’ prior written notice to the other party, to inspect, during normal business hours, other party’s records to verify compliance by the other party with the terms of the Agreement. The parties agree to cooperate with each other in any such inspection. All costs of such audit shall be borne by the inspecting party; provided, however, that if any such audit reveals any material underpayment by such other party, the costs of such audit shall be borne by such other party.

9	Trained Personnel

.1	The Distributor shall use commercially reasonable efforts to employ sufficient sales and other personnel to promote and sell the Products. The Distributor's sales personnel are expected to have and to maintain an adequate level of product and application knowledge in order to effectively promote, properly apply and sell the Products. The Company will provide training videos, marketing materials, and training sessions with its own personnel at Distributor’s facilities at the Company’s costs for Distributor’s sales and service personnel.

10	Title and Risk of Loss

.1	Product delivery shall be F.O.B. China.

.2	Title to all the Company's Products or other items sold to the Distributor hereunder shall pass to the Distributor, F.O.B. at the Company’s factory.

.3	The Company shall not be responsible to the Distributor for any amounts owing to the Distributor by its customers by reason of non-payment. In cases where Product are sold on an OEM basis and directly shipped to the customer by the Company, the Distributor acts merely as a collecting agent for the Company.

11	Warranty; Indemnification

.1	THE COMPANY SELLS THE PRODUCTS AS IS, WHERE IS. The company makes no other warranty, GUARANTEE, or representation of any kind whatsoever expressed or implied. All other warranties, including but not limited to, merchantability and fitness for purpose, whether express, or implied, or arising by operation of law, trade usage, or course of dealing are hereby disclaimed.

12	Limit of Remedy

.1	In no event shall either party be liable for any incidental, consequential, or special damages of any kind or nature whatsoever, including but not limited to lost profits arising from or in any way connected with this Agreement or items sold hereunder, whether alleged to arise from breach of contract, express or implied warranty, or in tort, including without limitation, negligence, failure to warn or strict liability.

13	Proprietary Information

.1	The Distributor acknowledges that the processes used by the Company to develop and produce the Products or any other items involve confidential information and data of substantial value to the Company, which value would be impaired if said information and data were disclosed to third parties. Therefore, the Distributor agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any confidential information and data revealed by the Company. The Company acknowledges that the processes used by the Distributor to carry out this Agreement involve confidential information and data of substantial value to the Distributor, which value would be impaired if said information and data were disclosed to third parties. Therefore, the Company agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any confidential information and data revealed by the Distributor.

.2	The Company shall have no liability for infringement of any patents, trademarks, copyrights, trade dress, trade secrets or similar rights except as provided in this Paragraph 13(b). The Company will defend and indemnify the Distributor against allegations of infringement of U.S. patents, U.S. trademarks, copyrights, trade dress and trade secrets (hereinafter "Intellectual Property Rights") by the Products. The Company will defend at its expense and will pay the cost of any settlement or damages awarded in any action brought against the Distributor based on an allegation that an item sold pursuant to this contract infringes the Intellectual Property Rights of a third party. The Distributor shall notify the Company within thirty (30) days after the Distributor becomes aware of such allegations of infringement. The Company shall have sole control over the defense of any allegations or actions including all negotiations for settlement or compromise, and the Company shall receive all reasonable help and cooperation from Distributor. If Product sold hereunder is subject to a claim that it infringes the Intellectual Property Rights of a third party, the Company may, at its sole expense and option, procure for the Distributor the right to continue using said item, replace or modify said item so as to make it non-infringing, or offer to accept return of said item, and return the purchase price less a reasonable allowance for depreciation. The foregoing provisions of this Paragraph 13(b) shall constitute the Company's sole and exclusive liability and the Distributor's sole and exclusive remedy for infringement of Intellectual Property Rights.

14	Termination

.1	Unless sooner terminated, this Agreement will remain in force for three (3) years following the date hereof, and shall be renewed thereafter for successive one (1) year terms, provided that Distributor sells 50,000 units in each of October 1. 2015 through September 30, 2016 and October 1, 2016 through September 30, 2017.

.2	Notwithstanding subparagraph (a) above, in the event the Distributor or the Company becomes insolvent or otherwise unable to pay its financial obligations as they become due, or any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against the Distributor or the Company, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare the Distributor or the Company insolvent or unable to pay its debts, then the Distributor or the Company, as the case may be, may immediately terminate this Agreement by giving the Distributor or the Company, as the case may be, notice in writing to such effect.

.3	Any termination of this Agreement shall not affect either party’s obligations under paragraphs 2(d), 5, 11, 12, 13, 14, 15, 16, or 17.

.4	Distributor shall have a sell off period of ninety (90) days after termination to sell any existing Products.

15	Notices

Any notice required or permitted by this Agreement shall be sufficient if delivered personally, by facsimile or if sent by either party to the other by overnight delivery, post prepaid, addressed to the other party at the address set forth below:

If to the Company:

UV Flu Technologies, Inc.

411 Main Street, Bldg. 5

Yarmouthport, MA 02675

If to the Distributor:

Universal Consumer Electronics Systems LLC,

at 29 Armory Road, Milford, NH 03055

16	Governing Law/Entire Agreement

This Agreement shall be construed and the legal relations between the parties hereto determined in accordance with the laws of the Commonwealth of Massachusetts, USA, as a contract to be performed in the Commonwealth of Massachusetts. The terms and conditions set forth herein, together with any amendments, modifications and any different terms or conditions expressly accepted by an officer of the Company and the Distributor in writing, shall constitute the entire Agreement concerning the items sold, and there are no oral or other representations or agreements which pertain thereto.

Each of the parties acknowledges that it has entered into this Agreement in the Commonwealth of Massachusetts, and agrees that all actions or proceedings arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement shall, be litigated only in federal and state courts located in the Commonwealth of Massachusetts and the Company: (a) consents and submits to the in personam jurisdiction of any state or federal court located within the Commonwealth of Massachusetts; (b) waives any right to transfer or change the venue of litigation brought against the Company; and (c) acknowledges that it has appointed a registered agent, of which it will notify the Distributor, to receive service of process in the Commonwealth of Massachusetts and that the Distributor may serve the Company by written notice to the extent permitted by law and that service of process upon the registered agent, or by mail if allowed by law, shall be binding upon the Company.

17	General

.1	The waiver of one breach or default hereunder shall not constitute the waiver of any subsequent breach or default. This Agreement may be executed in one or more counterparts, by facsimile or by original signature.

.2	Should any of the provisions of this contract be invalid, such invalidity will not affect the validity of the remaining provisions. The parties agree that they will replace any invalid provision with a valid provision that comes closest to the economic effect of the invalid provision.

.3	No party shall assign this Agreement nor any rights hereunder without the prior written consent of the other party, provided that Distributor is authorized to appoint any sub-distributor or representative for the sale of the Products. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal under the laws of the Commonwealth of Massachusetts as of the day and year first above written.

Distributor:

UNIVERSAL CONSUMER ELECTRONICS SYSTEMS LLC

By:	/s/ Steven Rotman
Steven Rotman, Manager

By:	/s/ Robert Wilkins
Robert Wilkins, Manager

Company:

UV FLU TECHNOLOGIES, INC.

By:	/s/ Michael Ross
Michael Ross, President

Exhibit A

Products/Pricing

UV Flu Products: UV400 plus all new units

Direct to Consumer:

UV Flu: Pricing to be agreed upon with respect to U.S. retail sales, provided that pricing shall be $50 per unit for WorldWide retail sales (including internet sales direct to customer) of UV 400 units

Includes all Company products, now for sale or for sale in the future

Wholesale:

Distributor Fee: For placement of products at wholesale

A. If Distributor primarily sourced the vendor, Distributor earns 80% of profits

B. If the Company primarily sourced the vendor, Distributor earns 20% of profits

C. Profits is defined as gross revenue less actual cost of goods sold.

In Asia only, any vendor sourced by the Company must be pre-approved by Distributor.

For Existing Inventory of UV Flu Products as of the date of this Agreement

`

$50 per Unit

RX Air Products: RX 3000, RX 4500, RX300 plus all new RX Air Units

Direct to Consumer:

All RX products, including RX 3000, RX 4500, RX300, are considered wholesale and not direct to consumer.

Wholesale:

For wholesale distribution and for all RX Air Products, the

Distributor Fee: For placement of products at wholesale

A. If Distributor primarily sourced the vendor, Distributor earns 80% of profits

B. If the Company primarily sourced the vendor Distributor earns 20% of profits

C. Profits is defined as gross revenue less actual cost of goods sold.

In Asia only, any vendor sourced by the Company must be pre-approved by Distributor.

For Existing Inventory of RX Air Products as of the date of this Agreement

UV gets a 20% mark up over cost and Distributor retains the balance.

EXHIBIT B

NON-EXCLUSIVE CUSTOMERS IN TERITORY

UV Flu Products Only*

I           Medical:

•       Hospitals and Clinics.

•       Doctors Offices.

•       Nursing Homes/Assisted Living.

•       Sleep Centers.

•       Laboratories.

II         Commercial:

•       Furniture and Bedding Departments (Sleep)

•       Pet Supply and Kennels.

•       Athletic Facilities, Health Clubs and Locker Rooms.

•       Correctional Facilities.

•       Salons and Spas.

•       Hotels, Casinos and Bingo Halls

•       Restaurants.

•       Day Care Centers.

•       Schools.

•       Government and Military facilities.

•       Offices and Copy Centers

*not applicable to RX Air products

EXHIBIT C

SALES QUOTA

36,000 Units per year from October 1, 2014 through September 30, 2015 (4 month ramp up)

50,000 Units annually (October 1 through September 30) thereafter